                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13D/A
                                 (RULE 13D-101)
                               (AMENDMENT NO. 1)*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)



                          Lexicon Genetics Incorporated
          -------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 Par Value Per Share
          -------------------------------------------------------------
                         (Title of Class of Securities)


                                   528872 10 4
          -------------------------------------------------------------
                                 (CUSIP Number)


                                Robert C. McNair
                        4400 Post Oak Parkway, Suite 1400
                              Houston, Texas 77027
                                  713-336-7700
          -------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  July 10, 2003
          -------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 6 Pages)

                                   -----------

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------                                        ------------------
CUSIP NO. 528872 10 4                 13D                     Page 2 of 6 Pages
---------------------                                        ------------------



-------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert C. McNair

-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                       (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS *

                  AF

-------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                              [ ]

-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

-------------------------------------------------------------------------------
                        7
                               SOLE VOTING POWER                      5,949,400
       NUMBER OF     ----------------------------------------------------------
         SHARES         8
      BENEFICIALLY             SHARED VOTING POWER                            0
        OWNED BY     ----------------------------------------------------------
          EACH          9
       REPORTING               SOLE DISPOSITIVE POWER                 5,949,400
         PERSON      ----------------------------------------------------------
          WITH         10
                               SHARED DISPOSITIVE POWER                       0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,949,400

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

                                                                           [ ]

-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  11.3%

-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *

                  IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 528872 10 4                 13D                     Page 3 of 6 Pages
---------------------                                        ------------------



-------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  RCM Financial Services GP, Inc. (76-0322569)

-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                       (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS *

                  AF

-------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                              [ ]

-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas, USA

-------------------------------------------------------------------------------
                        7
                               SOLE VOTING POWER                      4,250,000
       NUMBER OF     ----------------------------------------------------------
         SHARES         8
      BENEFICIALLY             SHARED VOTING POWER                            0
        OWNED BY     ----------------------------------------------------------
          EACH          9
       REPORTING               SOLE DISPOSITIVE POWER                 4,250,000
         PERSON      ----------------------------------------------------------
          WITH         10
                               SHARED DISPOSITIVE POWER                       0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,250,000

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

                                                                           [ ]

-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.1%

-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *

                  CO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 528872 10 4                 13D                     Page 4 of 6 Pages
---------------------                                        ------------------



-------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  RCM Financial Services, L.P. (76-0416914)

-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                       (a) [ ]
                                                                       (b) [X]

-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS *

                  WC

-------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                              [ ]

-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware, USA

-------------------------------------------------------------------------------
                        7
                               SOLE VOTING POWER                      4,250,000
       NUMBER OF     ----------------------------------------------------------
         SHARES         8
      BENEFICIALLY             SHARED VOTING POWER                            0
        OWNED BY     ----------------------------------------------------------
          EACH          9
       REPORTING               SOLE DISPOSITIVE POWER                 4,250,000
         PERSON      ----------------------------------------------------------
          WITH         10
                               SHARED DISPOSITIVE POWER                       0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,250,000

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

                                                                           [ ]

-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.1%

-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *

                  PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 528872 10 4                 13D                     Page 5 of 6 Pages
---------------------                                        ------------------


         This Amendment No. 1 to Schedule 13D (this "Amendment") hereby amends and supplements the Schedule 13D filed with the Securities and Exchange Commission by Robert C. McNair, RCM Financial Services GP, Inc. and RCM Financial Services, L.P. on July 18, 2003 (the "Schedule 13D"). This Amendment relates to the common stock, par value $0.001 per share, of Lexicon Genetics Incorporated. This Amendment is being filed for the sole purpose of correcting an error in Item 6 of the Schedule 13D relating to the number of shares pledged by the reporting persons. Except as set forth below, there are no changes to the information in the Schedule 13D. All terms used, but not defined, in this Amendment are as defined in the Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The last paragraph of Item 6 of the Schedule 13D is hereby amended and restated as follows:

         "250,000 shares of Common Stock beneficially owned by RCMLP and the General Partner and 270,000 of the shares of Common Stock beneficially owned by Robert C. McNair are subject to pledge agreements (which contain standard default provisions) entered into with certain brokerage firms in connection with margin loans made by those brokerage firms in the ordinary course of business. The reporting persons anticipate that additional shares of Common Stock beneficially owned by the reporting persons may become subject to similar pledge agreements."

---------------------                                        ------------------
CUSIP NO. 528872 10 4                 13D                     Page 6 of 6 Pages
---------------------                                        ------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 8, 2003



                                                 /s/ Robert C. McNair
                                                 ------------------------------
                                                 Robert C. McNair


                                           RCM FINANCIAL SERVICES, L.P.

                                           By: RCM Financial Services GP, Inc.,
                                               its General Partner


                                           By:   /s/ M. Robert Dussler
                                                 ------------------------------
                                                 Name:  M. Robert Dussler
                                                 Title: Vice President


                                           RCM FINANCIAL SERVICES GP, INC.


                                           By:   /s/ M. Robert Dussler
                                                 ------------------------------
                                                 Name:  M. Robert Dussler
                                                 Title: Vice President